Exhibit (a)(1)(G)

This announcement is not an offer to purchase or a solicitation of an offer to sell Interests (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated October 28, 2020 and the related Assignment Forms and any amendments or supplements thereto and is being made to all holders of Interests. We are not aware of any jurisdiction in which the making of the Offer or the tender of the Interests in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Interests pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer.

Notice of Offer to Purchase for Cash

Up to 71,635,237

Position Holder Trust Interests

of

Life Partners Position Holder Trust

and

Up to 106,936,191

IRA Partnership Interests

of

Life Partners IRA Holder Partnership, LLC

for

$0.14 Per Interest in Cash

by

CFunds Life Settlement, LLC

a wholly-owned subsidiary of Contrarian Funds, L.L.C.

The tender offers are being made by CFunds Life Settlement, LLC, a Delaware limited liability company, referred to as “Offeror.” Offeror is a wholly-owned subsidiary of Contrarian Funds, L.L.C., a Delaware limited liability company, referred to as “Parent.” Contrarian Capital Management, L.L.C., a Delaware limited liability company, is the non-member manager of Parent and an affiliate of Offeror. Offeror is offering to purchase up to 71,635,237 of the outstanding position holder trust interests of Life Partners Position Holder Trust, a trust organized under the laws of the State of Texas, referred to as the “Trust.” These interests are referred to as the “Trust Interests.” Offeror is also offering to purchase up to 106,936,191 of the outstanding IRA partnership interests of Life Partners IRA Holder Partnership, LLC, a Texas limited liability company, referred to as the “Partnership.” These interests are referred to as the “Partnership Interests.” The Trust Interests and the Partnership Interests are sometimes together referred to herein as the “Interests.” “We,” “our” or “us” refer to Offeror and/or Parent. “You” refers to holders of Trust Interests or Partnership Interests, to whom the tender offers are being made.

The Offer to Purchase dated October 28, 2020 (the “Offer to Purchase”) and the related Assignment Forms, which may be amended or supplemented from time to time, together constitute, and are referred to as, the “Offer.” While for convenience we refer to the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests together as constituting the Offer, the two offers are separate. Each offer is subject to a separate maximum number of Interests that Offeror is offering to purchase, and each will be separately prorated if it is oversubscribed, without regard to subscriptions tendered in the other offer.

The Offer is being made at a price of $0.14 for each Trust Interest or Partnership Interest, net to you in cash, without interest thereon. However, we may deduct from the purchase price any applicable withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a record date occurring from the date of the Offer to Purchase, October 28, 2020, until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction to the offer price of $0.14 shall be made on account of any cash distribution declared by the Trust or the Partnership prior to October 28, 2020 (the date of commencement of this Offer), including the distributions declared by the Trust and the Partnership on November 1, 2019 and June 24, 2020.

If there are any liens on your Interests or you owe the Trust or the Partnership, or any of their respective agents, premiums, fees and catch-up payments, the Trust or the Partnership has the right to collect these payments from the distributions on the Interests that you own that may be made in the future. Unless these obligations are discharged, you will not be able to tender your Interests free and clear of any liens or encumbrances as we are requiring, and the Interests we are acquiring would be subject to deductions from distributions that we may receive in the future. Accordingly, if there are any liens on your Interests or you owe any such premiums, fees and catch-up payments, we intend to discharge those liens and obligations upon the consummation of the Offer by paying to the Trust or the Partnership, as the case may be, the amounts that you owe out of the purchase price payment that would otherwise be made to you. By tendering your Interests, you are authorizing and directing Offeror to apply the requisite portion of the purchase price for the tendered Interests to the payment and discharge of such liens, premiums, fees or catchup payments on your behalf. Any such amounts paid to discharge such liens and obligations to the Trust or the Partnership will be deemed to have been paid to you in the Offer as part of the purchase price for your Interests.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 7, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is also subject to certain conditions set forth in the Offer to Purchase. See Section 12 of the Offer to Purchase, “Conditions to the Offer.” The Offer is not subject to any financing condition.

Upon the terms of, and subject to the conditions to, the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 71,635,237 Trust Interests and up to 106,936,191 Partnership Interests, that are validly tendered prior to the expiration date, and not validly withdrawn, at a price of $0.14 per Interest, net to the seller in cash. The term “expiration date” means 5:00 p.m., New York City time, on December 7, 2020. However, we may, in our sole discretion, extend the period of time during which the Offer is open. If we do so, the term “expiration date” will mean the latest time and date on which the Offer, as so extended by us, will expire. We may elect to extend the Offer beyond the initial expiration date of December 7, 2020 for any reason, although holders of Interests should not assume that we will necessarily do so. However, we will not extend the Offer past December 31, 2020. The Offer is only for the Interests received from the bankruptcy court specifically for polices you elected to contribute to the Trust or the Partnership. The Offer is not based on the amount you originally invested nor is it for policies you continue to pay premiums on. There will be no subsequent offering period.

Under applicable rules of the Securities and Exchange Commission (the “SEC”), if holders of Interests tender more than 71,635,237 Trust Interests or more than 106,936,191 Partnership Interests, we may purchase up to an additional 2% of the outstanding Trust Interests or 2% of the outstanding Partnership Interests, respectively, without extending the Offer. Also, we may amend the Offer to purchase more Trust Interests or Partnership Interests, and extend the Offer as required by the rules of the SEC. If holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. Similarly, if holders of Partnership Interests tender more than the number of Partnership Interests that we are willing to buy, we will purchase the Partnership Interests on a pro rata basis. This means that we will purchase the number of Interests calculated by multiplying the number of Interests properly tendered by a proration factor.

The proration factor will be calculated separately for the Trust Interests and for the Partnership Interests. In each case, the pro ration factor will equal the number of Interests we are willing to buy divided by the total number of Interests properly tendered by all holders of Trust Interests or Partnership Interests, as applicable. For example, assuming the number of Interests we agree to buy remains unchanged at 71,635,237 Trust Interests and 106,936,191 Partnership Interests, and 143,270,474 Trust Interests and 213,872,382 Partnership Interests are tendered, we will purchase 50% of the number of Trust Interests and 50% of the number of Partnership Interests that are tendered by a holder. All Interests not accepted for payment due to an oversubscription will continue to be owned by the tendering holders. We reserve the right to increase or decrease the number of Interests we are seeking in the Offer, subject to applicable laws and regulations of the SEC.

Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, regardless of whether or not any of the conditions to the Offer are satisfied, to (i) extend the Offer beyond the then scheduled expiration date — and delay acceptance for payment of and payment for any Interests — by giving oral or written notice of that extension to the Depositary, provided that we will not extend the expiration date beyond December 31, 2020; and (ii) amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. We may, in our sole discretion, decide to increase or decrease the consideration offered in the Offer or to change the percentage of Trust Interests or Partnership Interests we are seeking in the Offer. If, at the time that notice of any such changes is first published, sent or given to holders of Interests, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of Interests we are seeking under the Offer by not more than 2% of the outstanding Trust Interests or Partnership Interests, as applicable, then pursuant to Rule 14e-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) we would not be required to extend the expiration date of the Offer. We will promptly furnish, at our expense, the Offer to Purchase, the related Assignment Forms, the IRS Form W-9 and other relevant materials to those holders of Interests who request the materials from us.

If we extend the Offer, we are delayed in accepting for payment or paying for Interests, or we are unable to accept for payment or pay for Interests pursuant to the Offer for any reason, the Depositary may, on our behalf, retain all Interests tendered. Tendered Interests may not be withdrawn except as provided in Section 3 of the Offer to Purchase, “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of, or payment for, Interests is subject to applicable law, which requires that we pay the consideration offered or return the Interests deposited by or on behalf of holders of Interests promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the purchase price for tendered Interests we purchase in the Offer, regardless of any extension or amendment to the Offer or any delay in paying for those Interests.

For a holder of Interests to validly tender Interests under the Offer, the holder of Interests may tender its Interests using a physical Assignment Form and IRS Form W-9 (or other appropriate tax form) either by mailing or delivering the appropriate Assignment Form to the Depositary, or by faxing or uploading to a secure website the appropriate Assignment Form to the Offeror, which will forward the Assignment Forms to the Depositary. In either case, to tender your Interests using an Assignment Form, you should complete and deliver the appropriate Assignment Form and IRS Form W-9 (or other appropriate tax form) prior to the expiration of the Offer. The WHITE Assignment Form labeled Position Holder Trust Interests should be used to tender the Trust Interests, and the YELLOW Assignment Form labeled IRA Partnership Interests should be used to tender the Partnership Interests. If you hold and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form and IRS Form W-9 (or other appropriate tax form) for each. The appropriate Assignment Form and IRS Form W-9 (or other appropriate tax form) must be received by the Depositary for the Offer no later than the expiration time of the Offer.

Payment for Interests accepted for payment in the Offer will in all cases be made only after timely receipt by the Depositary of an Assignment Form and IRS Form W-9 (or other appropriate tax form), or a facsimile thereof, properly completed and duly executed and any other documents required to evidence the authority of the person signing the Assignment Form. If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if you are signing as an officer of a corporation, you should submit an officer’s certificate to evidence your authority. If you are signing as a trustee of a trust, you should submit a certificate of incumbency. Also, you should note that only the IRA custodian, and not the beneficiary, can execute an Assignment Form on behalf of an individual retirement account. Execution by the beneficiary will not be valid.

Except as the Offer to Purchase otherwise provides, tenders of Interests are irrevocable. You may withdraw tenders of Interests that you have previously made under the Offer according to the procedures we describe below at any time prior to the expiration date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your tenders of Interests at any time after December 27, 2020, which is the sixtieth (60th) day after the date of the commencement of the Offer, unless such Interests have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at the address set forth on the back cover of the Offer to Purchase and (ii) specify the name of the person having tendered the Interests to be withdrawn and the type and number of Interests to be withdrawn. Any Interests properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Interests may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2 of the Offer to Purchase, “Procedure for Tendering Interests.”

We are not seeking to acquire or influence control of the business of the Trust or the Partnership. On the terms of the Trust and Partnership’s governing documents, the Trust and the Partnership are controlled by its trustee and manager, respectively, and the holders of Interests have no voting rights regarding decisions made on behalf of the Trust or the Partnership, as applicable. Our consummation of the Offer will not enable us to control any decision concerning the pursuit of causes of action by the Trust or the Partnership or the distribution of the Trust’s or the Partnership’s assets.

Generally, holders of Interests will be subject to U.S. federal income taxation and applicable withholding when they receive cash from the Offeror in exchange for the Interests they tender in the Offer. We recommend that holders consult with their tax advisors with respect to their particular situation prior to tendering their Interests and review in detail Section 5 of the Offer to Purchase, “U.S. Federal Income Tax Consequences”. If you hold your Partnership Interests in an IRA we encourage you to contact your IRA Custodian to understand whether any fees may apply to tender your Partnership Interests in the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and the related Assignment Forms and is incorporated herein by reference.

The Offer to Purchase and the related Assignment Forms will be furnished with reasonable promptness to any holder of Interests who may request such tender offer materials pursuant to this summary advertisement or otherwise.

The Offer to Purchase and the related Assignment Forms contain important information. Holders of Interests should carefully read such documents in their entirety before any decision is made with respect to the Offer.

If you have any questions regarding the Offer or would like to request copies of the Offer to Purchase and the related Assignment Forms, please contact (i) the Depositary, as follows: Continental Stock Transfer & Trust Company, Attn: Corporate Actions, 1 State Street, 30th Floor, New York, NY 10004, (ii) Offeror, as follows: Rhoda Freeman at freeman@contrariancapital.com and John Bright at jbright@contrariancapital.com, or call (800) 266-3810, or (iii) Sanford Scott & Company, as follows: Mike Knowles at mbk@asmcapital.com, or call (516) 422-7101 or Seth Moskowitz at scm@asmcapital.com, or call (516) 422-7111.

October 28, 2020